Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

THIRD QUARTER 2023 RESULTS

MAYVILLE, Wis., October 31, 2023 -- Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end-markets, today announced results for the three months ended September 30, 2023.

THIRD QUARTER 2023 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $158.2 million, or +16.1% y/y including organic growth of 6.2% y/y
●	Net income of $1.4 million, or $0.07 per diluted share
●	Non-GAAP Adjusted Diluted EPS of $0.21
●	Adjusted EBITDA of $19.2 million, including the $1.7 million impact from the ramp-up of production at Hazel Park
●	Adjusted EBITDA margin of 12.1% of net sales, including a 110 basis point impact from the ramp-up of production at Hazel Park
●	Record quarterly Free Cash Flow of $16.1 million, an increase of $10.9 million y/y
●	Net debt leverage ratio finished slightly below 2.5x

MANAGEMENT COMMENTARY

“We delivered significant year-over-year growth in revenue, Adjusted EBITDA and free cash flow in the third quarter, while continuing to demonstrate focused execution under our MBX value creation framework,” stated Jag Reddy, President and Chief Executive Officer.  “We generated organic sales growth across our commercial vehicle, powersports and military markets during the third quarter. Our collective focus on driving improved cost absorption and price discipline resulted in strong Adjusted EBITDA margins and record free cash flow generation during the quarter, even as our Hazel Park facility continued to ramp up utilization.”

“At our inaugural Investor Day event in September, we introduced three-year performance targets that highlight the significant value creation potential of our business,” continued Reddy.  “Our value creation roadmap seeks to drive margin expansion and improved free cash flow conversion through sustained volume growth, value-based pricing, improved asset optimization and process improvements, all of which were evident in our strong third quarter performance. In combination, these initiatives are expected to deliver between $105 to $135 million of annual Adjusted EBITDA, 14% to 16% Adjusted EBITDA margins and $65 to $75 million of annual free cash flow generation by year-end 2026.”

“Customer indications of interest and order activity remained healthy entering the fourth quarter,” continued Reddy.  “Even so, we remain mindful of the potential for a macroeconomic slowing entering 2024, including expectations for a general slowing in commercial vehicle demand, all of which were contemplated in our 2026 financial forecast shared at the Investor Day.”

“From a capital allocation perspective, debt reduction remains our top near-term priority, followed by the opportunistic open-market purchase of our common stock under our share repurchase authorization,” continued Reddy.  “We generated a record $16.1 million in free cash flow in the third quarter, allowing us to repay $17.1 million of debt from the MSA acquisition, while also repurchasing $1.0 million of stock. As previously communicated, we intend to reduce our net leverage to between 1.5x to 2.0x by year-end 2024.  At the same time, we continue to build a longer-term pipeline of acquisition targets that provide us entry into high-value market adjacencies, including those equipped to capitalize on energy transition, reshoring and outsourcing themes.”

PERFORMANCE SUMMARY

Net sales increased by 16.1% on a year-over-year basis in the third quarter 2023, driven in part by the recent acquisition of Mid-States Aluminum (“MSA”) and increased organic volumes in our commercial vehicle, military and powersports end markets, partially offset by softening demand in our construction and agriculture end markets. Excluding the impact of the MSA acquisition, net sales increased organically by 6.2% year-over-year.

Manufacturing margin was $19.0 million in the third quarter 2023, or 12.0% of net sales, versus $15.5 million, or 11.3% of net sales, in the prior year period.  The year-over-year increase in manufacturing margin was driven by the increased organic volumes, MBX initiatives and the MSA acquisition, partially offset by unabsorbed fixed costs associated with new project launches and non-recurring inventory step-up expense associated with the MSA acquisition.

Profit sharing, bonus and deferred compensation expense increased $2.2 million to $2.3 million in the third quarter of 2023. Other selling, general and administrative expenses were $8.6 million in the third quarter of 2023 as compared to $6.5 million for the same prior year period.  The increase in these expenses during the third quarter primarily reflects the lower stock-based compensation expense in the prior year due to forfeitures of unvested awards, transaction costs associated with the acquisition of MSA, an increase in legal costs associated with litigation against a former customer and increased salaries, wages and benefits.

Interest expense was $3.9 million in the third quarter of 2023, as compared to $0.8 million in the prior year period, due to higher interest rates and an increase in borrowings. The increase in borrowings relative to the prior year is due to the acquisition of MSA, which closed on July 1, 2023.

Net income for the third quarter of 2023 was $1.4 million, or $0.07 per diluted share, versus $6.6 million, or $0.32 per diluted share, in the prior-year period.

MEC reported Adjusted EBITDA of $19.2 million in the third quarter 2023, or 12.1% of net sales, versus $16.1 million, or 11.8% of net sales, in the prior-year period.  Third quarter 2023 Adjusted EBITDA reflects $1.7 million of losses associated with the ramp-up of production at our Hazel Park facility as compared to $1.3 million of losses in the prior year period. Excluding the impact of the ramp-up of the Hazel Park facility, Adjusted EBITDA margin for the third quarter of 2023 would have been 13.2%.

Adjusted net income for the third quarter of 2023 was $4.2 million, or $0.21 per diluted share, versus $6.7 million, or $0.33 per diluted share, in the prior year period. The decrease in adjusted net income reflects an increase in selling, general and administrative costs, the impact of unabsorbed fixed costs from new project launches and higher interest expense, which offset an increase in manufacturing margins.

Free cash flow during the third quarter 2023 was $16.1 million as compared to $5.2 million in the prior year period. The increase in free cash flow was primarily attributable to an $8.9 million decrease in capital expenditures associated with the completion of the Hazel Park facility and an increase in net cash provided by operating activities.

END-MARKET UPDATE

	Three Months Ended
	September 30,
	2023	2022
Commercial Vehicle	$57,264	$53,714
Construction & Access	26,296	26,918
Powersports	25,143	23,344
Agriculture	15,029	14,373
Military	10,960	6,436
Other	23,525	11,490
Net Sales	$158,217	$136,276

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $57.3 million in the third quarter of 2023, an increase of 6.6% versus the prior-year period. The increase in sales was primarily the result of volume increases and strengthened end market demand due to a 3.5% year-over-year increase in class 8 commercial vehicle production.

Construction & Access

MEC manufactures thousands of parts for the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $26.3 million in the third quarter 2023, a decrease of 2.3% versus the prior-year period. The decrease in sales was primarily driven by lower residential construction demand.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for the marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets.  MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $25.1 million in the third quarter of 2023, an increase of 7.7% versus the prior-year period. The increase in sales was the result of higher volumes from new project wins and share gains from both new and existing customers.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing thousands of parts including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $15.0 million during the third quarter of 2023, an increase of 4.6% versus the prior-year period. The increase in sales was driven mostly by the acquisition of MSA and was slightly offset by continued demand softness in our legacy business.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $11.0 million in the third quarter of 2023, an increase of 70.3% versus the prior-year period. Contributions from new programs, new vehicle introductions and demand associated with the conflict in Ukraine, contributed to the year-over-year sales growth.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment, mining, forestry, communications, and medical markets.

Net sales to other end markets for the third quarter of 2023 were $23.5 million, an increase of 104.7% year-over-year. The increase is primarily attributable to sales from MSA, which was acquired on July 1, 2023. Sales in this market primarily relate to MEC Outdoors, tooling, and additional miscellaneous markets.

STRATEGIC UPDATE

During the third quarter, MEC continued the rigorous implementation of its MEC Business Excellence (MBX) initiative, a value-creation framework designed to drive sustained operational and commercial excellence execution across all aspects of the organization.  Upon full implementation, MEC expects MBX to drive Adjusted EBITDA margin expansion to between 14% to 16% of net sales and total net sales of between $750 to $850 million by year-end 2026.

●	Drive a High-Performance Culture. The Company is focused on effectuating cultural change across the organization by implementing performance-based metrics, daily lean management and other process-oriented strategies. Through these efforts, the Company is building a high-performance culture capable of driving improved performance, asset utilization and cost optimization. During the third quarter, the Company continued the implementation and alignment of processes and best-practices across the enterprise to drive strategic execution. As part of the implementation, the Company has updated its organizational mission statement to align with a culture of standardization and consistency; One MEC. One Mission.
●	Drive Operational Excellence. The Company is focused on leveraging technologies and capabilities to increase productivity and reduce costs across the value chain. The Company intends to achieve this objective through the implementation of lean initiatives such as value stream mapping, sales, inventory, and operations planning (SIOP), and further optimization of its supply chain and procurement strategies. The Company’s operational excellence initiatives also focus on improving fixed cost absorption, labor productivity and inventory efficiency by leveraging its recent investments in advanced manufacturing capabilities and automation. As of the end of the third quarter, the Company had held 100 MBX lean events and continues to estimate that its operational excellence initiatives will generate 200 to 300 bps of Adjusted EBITDA margin improvement by 2026.
●	Drive Commercial Expansion. The Company is focused on driving commercial growth through an integrated, solutions-oriented approach that leverages its full suite of design, prototyping, and aftermarket services; an expansion of its fabrication capabilities beyond steel, with an emphasis on lightweight aluminum, plastics and composites; diversification within high-growth energy transition markets; further market penetration within existing end-markets; and the implementation of value-based pricing. During the third quarter, the Company closed the acquisition of MSA, which positions MEC to capitalize on revenue synergies within its existing legacy customer base and is now positioned to grow organically by pursuing demand for light-weight aluminum products in high-growth EV and energy transition markets. During the third quarter, MEC secured an agreement with an existing customer to leverage MSA’s aluminum extrusion capabilities, which will begin during 2024.
●	Drive Human Resource Optimization. The Company remains focused on the recruitment and retention of skilled, experienced employees to support the growth of its business. This component of the MBX value creation framework is designed to provide competitive, performance-based incentives; develop high-potential candidates for internal development and advancement; ensure business continuity through multi-tiered succession planning; and to ensure a stable recruiting pipeline. As part of this effort, the Company announced during the third quarter that it intends to relocate its corporate headquarters to Milwaukee beginning in early 2024.

BALANCE SHEET UPDATE

As of September 30, 2023, MEC had net debt outstanding of $169.6 million and total cash and availability on its senior secured revolving credit facility of $250.01 million. During the third quarter 2023, the Company utilized free cash flow to repay $17.1 million of debt that it incurred in conjunction with the MSA acquisition. At the end of the third quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 2.46x.

FINANCIAL GUIDANCE

Today, the Company reaffirmed its financial guidance for the full year 2023.  All guidance is current as of the time provided and is subject to change.

	FY 2022	FY 2023
(in Millions)	Actual	Forecast
Net Sales	$539.4	$580 - $610
Adjusted EBITDA	$60.8	$66 - $71
Capital Expenditures	$58.6	$15 - $20

The Company’s 2023 guidance includes the pro-rata contribution of the MSA acquisition, including $30 to $35 million of incremental net sales and $4 to $6 million of incremental Adjusted EBITDA. The Company continues to expect that Net Sales and Adjusted EBITDA margin in the second half of the year will be favorably impacted by improved capacity utilization, relative to the first half of the year. Full-year 2023 guidance excludes the potential impact from the United Auto Workers strikes within the CV and Auto industries, which is currently estimated to negatively impact net sales by approximately $6 to $7 million and Adjusted EBITDA by approximately $1 to $2 million per month beginning in November.

As before, the Company continues to expect net sales for 2023 to reflect raw material pass-through costs of between negative 4% to negative 5% of total net sales for the year, as compared to positive 5% of net sales for the full year 2022. The Company’s Adjusted EBITDA guidance reflects scrap income of between $13 million and $15 million, as compared to $13 million in the full year 2022. The guidance for full year 2023 Adjusted EBITDA also reflects $5 million to $7 million of under-absorbed overhead costs associated with the ramp-up of production at the Company’s Hazel Park, Michigan manufacturing facility. The Company expects the unfavorable

1 This amount is reduced to approximately $81.6 million after taking into account the $168.4 million of outstanding borrowings under the credit facility as of September 30, 2023.

impact from the ramp-up of production at Hazel Park to be partially offset by a 40 to 70 basis point improvement in manufacturing margins resulting from the MBX initiatives, which will directly benefit Adjusted EBITDA.

THIRD QUARTER 2023 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, November 1, 2023 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 116929.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, rising interest rates and recessionary concerns, as well as ongoing supply chain challenges, labor availability and cost pressures, and the COVID-19 pandemic, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; geopolitical and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2022. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 22 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow.

EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before CEO transition costs, stock-based compensation expense, MSA acquisition related costs, loss on debt extinguishment, field replacement claim, Hazel Park transition and legal costs due to the former fitness customer, costs recognized on step-up of MSA acquired inventory and impairment charges on long-lived assets and gain on contracts specifically purchased to meet obligations under the agreement with our former fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income and Diluted EPS represent net income before the aforementioned Adjusted EBITDA addback items which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income and Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$2,305	$127
Receivables, net of allowances for doubtful accounts of $672 at September 30, 2023 and $545 at December 31, 2022	72,069	58,001
Inventories, net	73,311	71,708
Tooling in progress	5,664	7,938
Prepaid expenses and other current assets	4,513	3,529
Total current assets	157,862	141,303
Property, plant and equipment, net	178,014	145,771
Assets held for sale	81	83
Goodwill	92,650	71,535
Intangible assets, net	60,760	43,809
Operating lease assets	32,725	36,073
Other long-term assets	2,705	2,007
Total assets	$524,797	$440,581
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$53,366	$53,735
Current portion of operating lease obligation	5,079	4,857
Accrued liabilities:
Salaries, wages, and payroll taxes	8,601	7,288
Profit sharing and bonus	1,627	6,860
Current portion of deferred compensation	266	18,062
Other current liabilities	12,520	11,646
Total current liabilities	81,459	102,448
Bank revolving credit notes	168,412	72,236
Operating lease obligation, less current maturities	28,550	31,891
Deferred compensation, less current portion	3,495	3,132
Deferred income tax liability	12,773	11,818
Other long-term liabilities	3,066	1,189
Total liabilities	$297,755	$222,714
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 21,851,249 shares issued at September 30, 2023 and 21,645,193 at December 31, 2022	—	—
Additional paid-in-capital	204,664	200,945
Retained earnings	31,891	26,274
Treasury shares at cost, 1,542,893 shares at September 30, 2023 and 1,472,447 at December 31, 2022	(9,513)	(9,352)
Total shareholders’ equity	227,042	217,867
Total	$524,797	$440,581

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$158,217	$136,276	$439,843	$410,865
Cost of sales	139,197	120,812	388,351	362,782
Amortization of intangible assets	2,173	1,738	5,649	5,214
Profit sharing, bonuses, and deferred compensation	2,346	166	8,037	3,921
Employee stock ownership plan expense (income)	—	(152)	—	1,668
Other selling, general and administrative expenses	8,608	6,533	22,969	18,653
Impairment of long-lived assets and gain on contracts	—	(1,737)	—	(4,346)
Income from operations	5,893	8,916	14,837	22,973
Interest expense	(3,907)	(830)	(7,533)	(2,163)
Loss on extinguishment of debt	—	—	(216)	—
Income before taxes	1,986	8,086	7,088	20,810
Income tax expense	554	1,490	1,471	4,464
Net income and comprehensive income	$1,432	$6,596	$5,617	$16,346

Earnings per share:
Basic	$0.07	$0.32	$0.28	$0.80
Diluted	$0.07	$0.32	$0.27	$0.80

Weighted average shares outstanding:
Basic	20,439,602	20,390,221	20,416,914	20,457,001
Diluted	20,622,864	20,394,386	20,644,915	20,545,983

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,617	$16,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,849	16,342
Amortization	5,649	5,214
Allowance for doubtful accounts	127	(29)
Inventory excess and obsolescence reserve	277	(2)
Stock-based compensation expense	3,755	2,854
Loss (gain) on disposal of property, plant and equipment	(342)	11
Impairment of long-lived assets and gain on contracts	—	(4,346)
Deferred compensation	(17,433)	(5,368)
Loss on extinguishment of debt	216	—
Non-cash lease expense	3,348	3,006
Other non-cash adjustments	202	259
Changes in operating assets and liabilities:
Accounts receivable	(6,819)	(11,961)
Inventories	7,818	(4,762)
Tooling in progress	2,348	(2,745)
Prepaids and other current assets	(769)	(1,093)
Accounts payable	(4,134)	10,241
Deferred income taxes	1,017	5,491
Operating lease obligations	(3,119)	(2,698)
Accrued liabilities	(3,911)	6,555
Net cash provided by operating activities	13,696	33,315
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(9,814)	(38,808)
Proceeds from sale of property, plant and equipment	753	7,736
Payment for acquisition, net of cash acquired	(88,593)	—
Net cash used in investing activities	(97,654)	(31,072)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	454,587	327,170
Payments on bank revolving credit notes	(358,411)	(323,410)
Repayments of other long-term debt	(5,877)	(825)
Payments of financing costs	(1,206)	—
Purchase of treasury stock	(2,661)	(4,947)
Payments on finance leases	(296)	(237)
Net cash provided by (used in) financing activities	86,136	(2,249)
Net increase (decrease) in cash and cash equivalents	2,178	(6)
Cash and cash equivalents at beginning of period	127	118
Cash and cash equivalents at end of period	$2,305	$112

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income and comprehensive income	$1,432	$6,596	$5,617	$16,346
Interest expense	3,907	830	7,533	2,163
Provision for income taxes	554	1,490	1,471	4,464
Depreciation and amortization	9,608	7,105	25,498	21,556
EBITDA	15,501	16,021	40,119	44,529
CEO transition costs	—	861	—	1,512
Loss on extinguishment of debt	—	—	216	—
MSA acquisition related costs	499	—	1,398	—
Stock-based compensation expense	1,336	141	3,756	2,855
Field replacement claim	—	—	490	—
Hazel Park transition and legal costs due to former fitness customer	984	862	1,479	4,678
Costs recognized on step-up of MSA acquired inventory	891	—	891	—
Impairment of long-lived assets and gain on contracts	—	(1,737)	—	(4,346)
Adjusted EBITDA	$19,211	$16,148	$48,349	$49,228
Net sales	$158,217	$136,276	$439,843	$410,865
EBITDA Margin	9.8%	11.8%	9.1%	10.8%
Adjusted EBITDA Margin	12.1%	11.8%	11.0%	12.0%

Mayville Engineering Company, Inc.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2023		2022		2023		2022
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income and comprehensive income	$1,432	$0.07	$6,596	$0.32	$5,617	$0.27	$16,346	$0.80
CEO transition costs	—	—	861	0.04	—	—	1,512	0.07
Loss on extinguishment of debt	—	—	—	—	216	0.01	—	—
MSA acquisition related costs	499	0.02	—	—	1,398	0.07	—	—
Stock-based compensation expense	1,336	0.06	141	0.01	3,756	0.18	2,855	0.14
Field replacement claim	—	—	—	—	490	0.02	—	—
Hazel Park transition and legal costs due to former fitness customer	984	0.05	862	0.04	1,479	0.07	4,678	0.23
Costs recognized on step-up of MSA acquired inventory	891	0.04	—	—	891	0.04	—	—
Impairment of long-lived assets and gain on contracts	—	—	(1,737)	(0.09)	—	—	(4,346)	(0.21)
Tax effect of above adjustments	(899)	(0.04)	(30)	(0.00)	(1,993)	(0.10)	(1,115)	(0.05)
Adjusted net income and comprehensive income	$4,243	$0.21	$6,693	$0.33	$11,854	$0.57	$19,930	$0.97

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$19,562	$17,632	$13,696	$33,315
Less: Capital expenditures	3,494	12,457	9,814	38,808
Free cash flow	$16,068	$5,175	$3,882	$(5,493)